Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2018, relating to the consolidated financial statements of Zomedica Pharmaceuticals Corp. and its subsidiaries (the “Company”) for the years ended December 31, 2017 and 2016 (which expresses an unqualified opinion), appearing in the Registration Statement on Form S-1 (Commission File No.:333-217409) for the registration of 77,255,205 common shares.

/s/MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

March 26, 2018

Toronto, Canada